Filed Under Rule 433
Registration No. 333-160487
Wow!Designed to always beat the average rate of taxable U.S. money market funds.See how much more you tan earn.The more you Invest — the more you earn. No sales ar management fees.Access to your money in a variety of ways.Other options to simplify your life. Whew!From a company you know antitrust.Get in on a good thing. Invest today.GE Interest PIU5*What?Earn higher returns than competing alternatives withGE Interest PlusEarn more on your rainy-day money.Enjoy 2.02% to 2.32%* with GE Interest Plus!Start earning more for those rainy days.Invest today and receive a $50 incentive